Exhibit 99.1

Eversource Energy Reports Second Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – July 30, 2020) Eversource Energy (NYSE: ES) today reported earnings of $252.2 million, or $0.75 per share, in the second quarter of 2020, compared with earnings of $31.5 million, or $0.10 per share, in the second quarter of 2019. In the first half of 2020, Eversource Energy earned $587 million, or $1.75 per share, compared with earnings of $340.1 million, or $1.07 per share, in the first half of 2019.

Results in the second quarter and first half of 2020 included charges of $3.9 million and $7.4 million, respectively, related to Eversource’s pending acquisition of the assets of Columbia Gas of Massachusetts. Absent those charges, Eversource earned $256.1 million1, or $0.76 per share, in the second quarter of 2020 and $594.4 million1, or $1.77 per share, in the first half of 2020.

Results in the second quarter and first half of 2019 included an after-tax impairment charge of $204.4 million, or $0.64 per share, related to Eversource Energy’s investment in the Northern Pass Transmission (NPT) project. Excluding that impairment charge, Eversource Energy earned $235.9 million1, or $0.74 per share, in the second quarter of 2019 and $544.5 million1, or $1.71 per share, in the first half of 2019.

Eversource Energy also today reaffirmed its 2020 earnings per share (EPS) projection of $3.60 to $3.70 per share and its long-term EPS growth rate from its existing core regulated businesses of 5-7 percent.

“We have had exceptionally strong execution for our customers in the first half of 2020, despite very significant challenges posed by COVID-19,” said Jim Judge, Eversource chairman, president and chief executive officer. “Our reliability and safety performance have been excellent. We are executing our $3 billion capital investment plan, and our financial performance is on target half-way through a challenging year. Most importantly, we continue to benefit from the fact that the three states we serve are national leaders in confronting the virus and driving down infection rates.”

Electric Transmission

Eversource Energy’s transmission segment earned $129.5 million in the second quarter of 2020 and $256.2 million in the first half of 2020, compared with a loss of $87.4 million in the second quarter of 2019 and earnings of $30.9 million in the first half of 2019. Excluding the NPT impairment charge, Eversource Energy’s transmission segment earned $117 million1 in the second quarter of 2019 and $235.3 million1 in the first half of 2019. Aside from the NPT impairment charge, transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $115 million in the second quarter of 2020 and $245.1 million in the first half of 2020, compared with earnings of $105.4 million in the second quarter of 2019 and $225.4 million in the first half of 2019. Improved second quarter and year-to-date results were due primarily to higher revenues, partially offset by higher depreciation, operation and maintenance expense, and interest.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $3.3 million in the second quarter of 2020 and $87.8 million in the first half of 2020, compared with a $1.8 million loss in the second quarter of 2019 and earnings of $74.7 million in the first half of 2019. Improved results were due to higher revenues, partially offset by higher operation and maintenance expense and higher depreciation.

Water Distribution

Eversource’s Aquarion Water Company subsidiary earned $10.4 million in the second quarter of 2020 and $12.5 million in the first half of 2020, compared with earnings of $8 million in the second quarter of 2019 and $8.8 million in the first half of 2019. Improved results were primarily due to higher revenues and lower depreciation expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies lost $6 million in the second quarter of 2020 and $14.6 million in the first half of 2020, compared with earnings of $7.3 million in the second quarter of 2019 and $0.3 million in the first half of 2019. The 2020 results include after-tax charges of $3.9 million in the second quarter and $7.4 million in the first half related to Eversource Energy’s pending acquisition of the assets of Columbia Gas of Massachusetts. Excluding Columbia Gas impacts, lower 2020 results reflect lower mark-to-market earnings from an unregulated clean energy investment.

The following table reconciles 2020 and 2019 second quarter and first half earnings per share:

		Second Quarter	First Six Months
2019	Reported EPS	$0.10	$1.07
	Higher electric distribution revenues in 2020, offset by higher depreciation, O&M and interest expense and dilution	0.01	0.02
	Higher electric transmission earnings in 2020, excluding NPT impairment, offset by dilution	0.02	0.02
	Higher natural gas revenues in 2020, offset by higher O&M, depreciation, and property tax expense and dilution	0.01	0.03
	Higher water earnings in 2020, offset by dilution	0.01	0.01
	Lower earnings in 2020 related to clean energy fund investment	(0.04)	(0.04)
	Lower parent interest expense and Other	0.01	0.02
	Absence of NPT impairment charge	0.64	0.64
	Charges related to pending Columbia Gas of MA asset purchase	(0.01)	(0.02)
2020	Reported EPS	$0.75	$1.75

Financial results by segment for the second quarter and first six months of 2020 and 2019 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2020	June 30, 2019	Increase/ (Decrease)	2020 EPS[1]
Electric Transmission, ex. NPT charge[1]	$129.5	$117.0	$12.5	$0.39
Electric Distribution	115.0	105.4	9.6	0.34
Natural Gas Distribution	3.3	(1.8)	5.1	0.01
Water Distribution	10.4	8.0	2.4	0.03
Eversource Parent and Other Companies[1]	(2.1)	7.3	(9.4)	(0.01)
NPT impairment charge	0.0	(204.4)	204.4	0.00
Columbia Gas of MA asset acquisition costs	(3.9)	0.0	(3.9)	(0.01)
Reported Earnings	$252.2	$31.5	$220.7	$0.75

Six months ended:

(in millions, except EPS)	June 30, 2020	June 30, 2019	Increase/ (Decrease)	2020 EPS[1]
Electric Transmission, ex. NPT charge[1]	$256.2	$235.3	$20.9	$0.76
Electric Distribution	245.1	225.4	19.7	0.73
Natural Gas Distribution	87.8	74.7	13.1	0.26
Water Distribution	12.5	8.8	3.7	0.04
Eversource Parent and Other Companies[1]	(7.2)	0.3	(7.5)	(0.02)
NPT impairment charge	0.0	(204.4)	204.4	0.00
Columbia Gas of MA asset acquisition costs	(7.4)	0.0	(7.4)	(0.02)
Reported Earnings	$587.0	$340.1	$246.9	$1.75

Eversource Energy has approximately 343 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on July 31, 2020, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this presentation are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2020 earnings and EPS excluding certain acquisition costs and Q2 2019 earnings and EPS excluding the NPT impairment charge. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2020 and 2019 results without including these items. Management believes the acquisition costs and the NPT impairment charge are not indicative of Eversource Energy’s ongoing costs and performance.  Due to the nature and significance of these items on net income attributable to common shareholders, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures, including the Columbia Gas of Massachusetts asset acquisition; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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